Exhibit 99.1

NEWS RELEASE
HP Board Authorizes Additional $10 Billion for Share Repurchases

PALO ALTO, Calif., Aug. 30, 2010 – The HP board of directors has approved the authorization of an additional $10 billion for share repurchases.

HP intends to use the additional authorization as part of its ongoing program to manage the dilution created by shares issued under employee stock plans and to repurchase shares opportunistically.

“HP has a strong balance sheet,” said Cathie Lesjak, HP chief financial officer and interim chief executive officer. “We plan to be active in repurchasing our shares, and we expect to repurchase at least $3 billion worth of our shares in our fiscal fourth quarter at current price levels.  This increased authorization will ensure that we have sufficient capacity to continue to be active in repurchasing our shares prior to our fiscal fourth quarter earnings announcement in November.”

HP repurchased approximately $2.6 billion worth of its shares in its fiscal third quarter and, as of July 31, 2010, had approximately $4.9 billion of repurchase authorization remaining under the $8.0 billion repurchase authorization approved by the board in November 2009.

HP has approximately 2.3 billion shares of common stock outstanding.

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Forward-looking statements

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements of the plans, strategies and objectives of management for future operations; any statements regarding anticipated operational and financial results; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; the achievement of expected operational and financial results; and other risks that are described in HP’s  Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2010 and HP’s other filings with the Securities and Exchange Commission, including but not limited to HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009. HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

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